Exhibit 99.1

Investor Relations

Jeff Kupp

Microtune, Inc.

972-673-1610

ir@microtune.com

MICROTUNE ANNOUNCES PRELIMINARY THIRD QUARTER 2006

FINANCIAL INFORMATION

PLANO, TX, NOVEMBER 2, 2006 –Microtune®, Inc. (NASDAQ: TUNE) today reported selected preliminary unaudited financial information for the quarter ended September 30, 2006. All financial information presented in this press release are estimates which may be subject to adjustment as a result of the previously announced restatement of certain historical results discussed below.

Net revenue for the quarter ended September 30, 2006 was $18.0 million, an increase of 10% over the quarter ended September 30, 2005 and a 6% decrease compared to the quarter ended June 30, 2006. Net revenue for the nine months ended September 30, 2006 was $52.7 million, an increase of 25% over the nine months ended September 30, 2005.

Cash, cash equivalents and cash investments were $82.4 million at September 30, 2006, a decrease of $1.3 million compared to the balance at June 30, 2006 and an increase of $0.2 million compared to the December 31, 2005 balance.

Accounts receivable, net, was $7.6 million at September 30, 2006, an increase of $0.1 million compared to the June 30, 2006 balance and an increase of $1.7 million over the balance at December 31, 2005. For the quarter ended September 30, 2006, days sales outstanding (DSOs) were 38 days.

“Our preliminary third quarter 2006 net revenue came in at the upper end of our guidance range, and I am pleased that we met this plan,” said James A. Fontaine, Microtune President and CEO. “We saw market share growth in the cable segments, and today our tuners are implemented in more than one-third of the cable set-top boxes deployed around the world. We are also committed to making progress in the emerging digital TV markets, including those involving portable and mobile devices. With a diversified product portfolio, RF-IC innovation and value-added application and engineering support, we believe that we compete from a position of strength in our targeted markets.”

As previously announced on November 1, 2006, the Audit Committee investigation of the Company’s stock option grant practices is ongoing. Although the investigation is not yet complete, the Audit Committee has reached the conclusion that the actual accounting measurement dates for certain past stock option grants differed from the measurement dates previously used in accounting for such grants. In certain cases, the differences in measurement dates result in additional non-cash, stock-based compensation charges that were not recorded in the Company’s historical financial statements or reflected in previously issued financial guidance.

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Although the Company has not yet determined the final amount of such charges, as of November 1, 2006, the Company has identified non-cash, stock-based compensation charges of approximately $5 million that will impact amounts previously reported during the years 2001 through 2005, and the first half of 2006. In addition, the Company is attempting to determine the potential impact of differences in measurement dates on the Company’s tax liabilities that should have been reported during these same periods.

As previously announced, the Audit Committee and the Board of Directors determined on November 1, 2006 that the Company will need to restate certain financial statements and related footnote disclosures during years 2001 through 2005, and the first half of 2006, and further concluded that the Company’s previously issued financial statements and related auditor’s reports for the years 2001 through 2005, and the first half of 2006, should no longer be relied upon.

The above selected unaudited financial information for the third quarter and first nine months of 2006 should be considered preliminary estimates which may be subject to adjustment as a result of pending restatement of certain financial statements described above. The Company intends to file any restated financial statements and Forms 10-Q for the second and third quarters of 2006 as soon as practicable after the Audit Committee investigation is concluded.

RECENT BUSINESS HIGHLIGHTS

•	Announced that Microtune tuner technology was built into a variety of products that enabled fans of the World Cup to watch games from portable devices, including from mobile phones, in cars and on laptops.

•	Announced that Michael T. Schueppert, President of Modeo™ LLC, was named to the Microtune Board of Directors.

•	Announced that the Company offers silicon tuners and amplifiers that are in full compliance with the European Union’s Directive for the Restriction of Hazardous Substances (RoHS), supporting worldwide environmental health and safety regulations.

•	Announced that Microtune’s digital TV tuner enables high-definition TV, on-demand services and personal video recording functions in a Humax triple-tuner set-top box targeted for Japan.

•	Announced support for receiver performance requirements in U.S. converter set-top boxes that will be subsidized by the government. This position was stated in remarks to the National Telecommunications and Information Administration (NTIA) in comments about its Notice of Proposed Rulemaking.

•	Shipped more than 42 million cumulative total number of silicon TV tuners by the end of the third quarter 2006.

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FINANCIAL OUTLOOK

Microtune provided the following financial guidance:

•	Net revenue for the fourth quarter of 2006 is expected to be in the range of $16.5 to $17.0 million.

“We believe that the bulk of the revenue reduction from Q3 to Q4 2006 reflects a one-quarter softness in cable set top box and cable modem revenues,” said James A. Fontaine. “We expect this softness, which we now believe to be a seasonal weakness, to be a one-quarter phenomenon and expect that revenue in Q1 2007 will recover and exceed the $18 million achieved in Q3 2006. It is important to remember that in our business tuner shipments do not necessarily align with shipment of our customers’ products.”

CONFERENCE CALL TODAY

Microtune management will hold a conference call and webcast today, Thursday, November 2, 2006, at 4:00 P.M. Central Time/5:00 P.M. Eastern Time to discuss certain limited results from the third quarter 2006.

To participate in the call, interested parties may dial 517-308-9001 (the pass code is “EARNINGS”). Alternatively, interested parties may also listen to the conference call on the Internet by accessing the Company’s website: www.microtune.com. A replay of the conference call will be available until November 16, 2006 via the Company’s website or by dialing 203-369-0043.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 66 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MARKET DATA DISCLAIMER

Statements made in this press release under the heading “Revenue Contribution by Market” are estimates prepared by the Company’s management as of the date of the release and should not be considered to be statements of historical fact. These estimates may prove to be inaccurate due to a number of factors, including, but not limited to:

•	difficulties associated with identifying revenue to a market where a customer employs our tuners in multiple products serving multiple markets; and

•	difficulties associated with identifying revenue to a market where the Company ships its product to distributors with multiple customers serving multiple markets.

The revenue contribution information described above represents estimates prepared by the Company’s management as of the date of this press release and should not be viewed as an indicator of future Microtune financial performance. While the Company’s management believes the estimates and assumptions underlying this information are reasonable, you are cautioned that actual results may vary materially from these estimates. We undertake no obligation to revise or update any of this information for any reason.

DESIGN-WIN ANNOUNCEMENTS

It is customary for Microtune to announce design wins, as referenced in this release, and the announcement of these design wins, or any other design win, should not be viewed as an indicator of Microtune revenues for any current or future reporting period.

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MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. Specific examples of forward-looking statements in this release include, but are not limited to, statements concerning the status of the internal investigation and preliminary conclusions of the Audit Committee of the Board of Directors, the size and/or effect of previously unrecorded stock-based compensation charges, the size and/or effect of additional tax liabilities and the length of time it may take for the Audit Committee to complete its investigation. These forward-looking statements and other statements made elsewhere in this release and in the related conference call for analysts and investors are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include additional findings by the Audit Committee of the Company’s Board of Directors as a product of its investigation into the Company’s stock option grant practices, the impact of any restatement of the financial statements of the Company or other results of the investigation, risks of litigation and of government investigations or proceedings arising out of or related to the Audit Committee’s investigation into the stock option grant practices or any restatement of the financial restatements of the Company, the impact of additional tax liabilities that have not yet been estimated, future rule-making, pronouncements or guidance by the SEC, PCAOB, NASDAQ or other regulatory agencies, the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward-looking statements in this release and in the related conference call for analysts and investors speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, including forward-looking statements made herein relating to the nature and scope of the Audit Committee’s pending internal investigation, the preliminary conclusions reached by the Audit Committee, and the size and/or effect of previously unrecorded stock-based compensation charges. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE

Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Copyright © 2006 Microtune, Inc. All rights reserved.

Microtune, Inc.

ADDITIONAL FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005

Net revenue	$17,965	$19,170	$15,525	$14,972	$16,351
Silicon	77%	81%	75%	72%	78%
Modules	23%	19%	25%	28%	22%

Net revenue by geography
North America	35%	33%	37%	30%	34%
Europe	16%	15%	18%	19%	14%
Asia Pacific	49%	52%	45%	51%	52%

Ten percent customers (net revenue)(1)
Scientific-Atlanta (a Cisco company)(2)	25%	19%	23%	20%	22%
Asuspower/Asustek (3)	18%	18%	12%	16%	25%
Arkian (4)		11%

Net revenue from top 10 customers (5)	78%	81%	71%	75%	82%

Net revenue contribution by market
Cable	65%	62%	61%	57%	65%
Digital TV (6)	12%	19%	12%	7%	8%
Automotive Electronics	21%	17%	24%	23%	15%
Other	2%	2%	3%	13%	12%

All financial information presented in this press release are estimates which may be subject to adjustment as a result of the previously announced restatement of certain historical financial statements discussed above.

(1)	Data included only in instances where customers were 10% or greater of net revenue.

(2)	Cisco Systems, Inc. (Cisco) completed its acquisition of Scientific-Atlanta on February 27, 2006. Revenue generated from Cisco in the third quarter and first nine months of 2006 was insignificant. Net revenue in the third quarter and first nine months of 2005 excludes amounts attributed to Cisco.

(3)	Primarily for the benefit of ARRIS.

(4)	Primarily for the benefit of LG Electronics in the second quarter of 2006.

(5)	Includes respective manufacturing subcontractors.

(6)	Includes PC-TV and Mobile TV.

Microtune, Inc.

ADDITIONAL FINANCIAL INFORMATION

BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
Cash and cash equivalents	$19,602	$2,743	$4,119	$5,068	$6,701
Short-term investments	62,773	80,968	76,781	77,120	71,593
Long-term investments	—	—	—	—	1,979

Total cash and investments	$82,375	$83,711	$80,900	$82,188	$80,273

Accounts receivable, net	$7,637	$7,555	$7,047	$5,911	$7,291

Days sales outstanding (DSO)	38	35	41	36	40

Total employees	200	185	181	178	174

All financial information presented in this press release are estimates which may be subject to adjustment as a result of the previously announced restatement of certain historical financial statements discussed above.